Exhibit 99.1

February 24, 2022

For immediate release

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

2021 EARNINGS FOR YEAR AND FOURTH QUARTER

SAN JOSE, CA – California Water Service Group (NYSE: CWT) ( “Company”) today announced net income attributable to CWT of $101.1 million and diluted earnings per share of $1.96 for 2021, compared to net income attributable to CWT of $96.8 million and diluted earnings per share of $1.97 in 2020.

The $4.3 million increase in net income attributable to CWT was driven primarily by general rate increases of $14.0 million, non-regulated revenue of $5.8 million, reduction in operating income tax expense of $8.6 million, and decrease in bad debt expense of $4.6 million. These positive factors were partially offset by increases in depreciation and amortization expenses of $10.2 million, employee wages of $3.2 million, uninsured loss expense of $1.9 million, property and other taxes of $2.4 million, and financing costs of $1.4 million.

Additionally, certain factors outside the Company's immediate control decreased net income attributable to CWT, including a $0.5 million reduction in accrued unbilled revenue and $0.5 million decrease in unrealized gain on certain benefit plan investments as compared to the prior year. Seasonal weather patterns and the number of unbilled days are the primary influences of accrued unbilled revenue.

President & Chief Executive Officer Martin A. Kropelnicki said he was pleased with the 2021 financial performance, which allowed the Company to increase the dividend by 8.7%. He made the following comments on the Company’s 2021 results:

“I’m really proud of our people, who continued to provide safe, reliable water and wastewater services in the face of worsening drought conditions, continuing pandemic concerns, and challenging supply chain disruptions.

We also made impressive progress on our Environmental, Social, and Governance (ESG) efforts, and were pleased to be named one of ‘America’s Most Responsible Companies’ by Newsweek magazine. The company ranked first among water utilities and 180th overall among companies nationwide. We will continue to focus ESG efforts on programs most relevant to our business and later this spring will issue our 2021 ESG report.

Success in managing the rate-setting process is key to our ability to meet customers’ needs today and achieve the ESG progress that will position us well to meet future needs. Currently, we are working diligently on rebuttal testimony for both our California GRC and the California Cost of Capital cases. A major focus for our team will be resolving these proceedings constructively in 2022.”

Additional Financial Results for 2021

Operating revenue in 2021 was $790.9 million and $794.3 million in 2020, a decrease of $3.4 million in 2021. The decrease in operating revenues was due to an increase in deferred revenue of $11.7 million and decrease in accrued unbilled revenue of $0.5 million partially offset by a net increase in general rates and regulatory cost mechanisms of $8.3 million, $6.1 million of which was related to increased water costs.

Total operating expenses increased $6.5 million, or 1.0%, to $664.1 million in 2021 compared to the prior year.

Water production expenses increased $0.7 million to $277.5 million in 2021, primarily due to increases in well water production costs. As designed, the California revenue decoupling mechanisms recorded an increase to revenue equal to the increase in California water production costs.

Administrative and general expense increased $9.6 million, or 8.2%, in 2021 as compared to 2020. The increase was mainly due to increases in employee wages of $6.2 million, uninsured loss costs of $1.9 million, outside consulting service costs of $1.2 million, and employee healthcare costs of $1.2 million. These cost increases were partially offset by a $1.5 million decrease in employee pension and retiree healthcare benefit costs. Changes in employee pension benefits and employee and retiree medical costs for regulated California operations generally do not affect net income attributable to California Water Service Group, as the Company has been allowed by the California Public Utilities Commission (“CPUC”) to record these costs in balancing accounts for future recovery, creating a corresponding change to revenue.

Other operations expense decreased $9.5 million, or 9.9%, in 2021 as compared to 2020. The decrease was primarily due to reductions of $9.5 million in expenses associated with the deferral of operating revenue, $4.6 million in bad debt expense, and $2.1 million in employee wages, which was partially offset by increases in wastewater treatment expenses of $1.9 million from recently acquired subsidiaries, customer account expenses of $1.1 million, chemical and carbon filter costs of $0.9 million, and conservation program costs of $0.8 million. Changes in conservation program costs for regulated California operations generally do not affect net income attributable to California Water Service Group, as the CPUC has allowed the Company to record these costs in balancing accounts for future recovery, creating a corresponding change to revenue.

Maintenance expenses increased $1.6 million, or 5.7%, to $29.6 million in 2021, due to repairs of transmission and distribution mains, reservoirs, tanks, and amortization of reservoir coating projects in accordance with CPUC orders.

Depreciation and amortization increased $10.2 million, or 10.4%, in 2021 primarily due to utility plant placed in service in 2020.

Income taxes decreased $8.6 million, or 75.5%, to $2.8 million in 2021, mostly due to a $9.9 million increase in customer refunds of excess deferred federal income taxes in 2021 as compared to 2020 which was partially offset by a reduction in the tax benefit from the flow-through method of accounting for “repairs” deductions on state corporate income tax filings.

Property and other taxes increased $2.4 million, or 8.0%, to $32.5 million, due mostly to an increase in our assessed property values for utility plant placed in service during the year.

In 2021, net other income and expenses increased $15.4 million from $2.0 million in 2020. The increase was due primarily to a $5.8 million increase in non-regulated revenue and $14.9 million decrease in other components of net periodic benefit costs. These were partially offset by a $2.4 million increase in non-regulated expenses, $1.8 million decrease in allowance for equity funds used during construction, and $0.5 million decrease in unrealized gain from certain benefit plan investments due to market conditions. Changes in other components of net periodic benefit costs for regulated California operations generally do not affect net income, as the CPUC has allowed the Company to record these costs in balancing accounts for future recovery, creating a corresponding change to revenue.

In 2021 net interest expense increased $1.4 million as compared to 2020. The increase was due primarily to an increase in long-term financing to support utility plant infrastructure investments.

Fourth Quarter 2021 Results

For the fourth quarter of 2021, net income attributable to CWT was $3.5 million and diluted earnings per share was $0.07, compared to net income attributable to CWT of $15.5 million and diluted earnings per share of $0.31 in the fourth quarter of 2020. The $12.0 million decrease in net income attributable to CWT resulted primarily from a $9.2 million decrease in unbilled revenue, $2.4 million increase in depreciation expense, and $1.4 million increase in maintenance expense.

Operating revenue for the fourth quarter decreased $15.8 million, or 8.4%, to $173.3 million, mostly due to a decrease in regulatory cost mechanisms of $9.6 million, decrease in unbilled revenue of $9.2 million, and increase in deferred revenue of $3.4 million. These decreases were partially offset by rate increases of $4.0 million, of which $1.9 million was related to increases in water production costs.

Total operating expenses for the quarter decreased $1.2 million to $162.9 million. The decrease was mostly due to decreases in water production costs of $3.5 million, other operations expenses of $3.2 million, and income tax expense of $1.7 million which was partially offset by increases in administrative and general expenses of $2.6 million, depreciation and amortization of $2.4 million, and maintenance expense increased $1.4 million.

Other income and expenses, net of income taxes, increased $2.8 million. The increase was due primarily to an increase in non-regulated revenue and decrease in other components of net periodic benefit costs which was partially offset by an increase in non-regulated expenses.

Net interest expense increased $0.3 million to $11.3 million. The increase was due primarily to an increase in long-term financing to support utility plant infrastructure investments.

Liquidity and Financing

Our liquidity remains strong. We maintained $78.4 million of cash as of December 31, 2021 and have additional short-term borrowing capacity of more than $515 million, subject to meeting the borrowing conditions on the Company’s lines of credit facilities. Aged accounts receivable past due more than 60 days increased to $26.2 million as of December 31, 2021 due to suspension of shutoff procedures. On January 25, 2022, Cal Water received $20.8 million from the California Water and Wastewater Arrearages Payment Program to help customers unable to pay their water bills from March 4, 2020 to June 15, 2021. Additionally, Cal Water has interest and penalty free payment plans or extensions, subject to certain terms and conditions, to help customers pay water bills after June 15, 2021.

We invested $293.2 million in infrastructure in 2021 as compared to $298.7 million in 2020, which is in line with our estimated range of between $270.0 and $300.0 million. At our Board of Directors meeting on January 26, 2022, the Board increased the quarterly cash dividend by 8.7%, representing an indicated annual dividend of $1.00 per share of common stock.

WRAM Receivable

The under-collected net receivable balance in the WRAM and modified cost balancing account (MCBA) was $72.8 million as of December 31, 2021, an increase of 7.4%, or $5.0 million, from the balance of $67.8 million as of December 31, 2020.

Other Information

All stockholders and interested investors are invited to listen to the 2021 year-end and fourth quarter conference call on February 24, 2022 at 8:00 a.m. PT (11:00 a.m. ET) by dialing 1-833-832-5130 or 1-509-844-0151 and keying in ID #5577942, or you may access the live audio webcast at https//ir.calwatergroup.com/calendar/upcoming-events. Please join at least 15 minutes in advance of the call to ensure a timely connection. A replay of the call will be available from 11:00 a.m. PT (2:00 p.m. ET) on February 24, 2022 through April 27, 2022, at 1-855-859-2056 or 1-404-537-3406, ID #5577942. The replay will also be available under the investor relations tab at www.calwatergroup.com. Prior to the call, Cal Water will post a slide presentation on its website. The presentation can be found at www.calwatergroup.com/docs/q42021slides.pdf after 6:00 a.m. PT. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki, Vice President and Chief Financial Officer Thomas F. Smegal, Vice President of Corporate Development Paul G. Townsley, and Vice President and Corporate Controller David B. Healey.

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, Inc., Texas Water Service, CWS Utility Services, and HWS Utility Services LLC. Together, these companies provide regulated and non-regulated water service to more than 2.1 million people in California, Washington, New Mexico, Hawaii and Texas. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, may, estimates, assumes, anticipates, projects, progress, predicts, hopes, targets, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: the impact of the ongoing COVID-19 pandemic and related public health measures; our ability to invest or apply the proceeds from the issuance of common stock in an accretive manner; governmental and regulatory commissions' decisions, including decisions on proper disposition of property; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures; the outcome and timeliness of regulatory commissions' actions concerning rate relief and other matters; increased risk of inverse condemnation losses as a result of climate conditions; inability to renew leases to operate water systems owned by others on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; housing and customer growth; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with the unions; changes in customer water use patterns and the effects of conservation, including as a result of drought conditions; our ability to complete, in a timely manner or at all, successfully integrate and achieve anticipated benefits from announced acquisitions; the impact of weather, climate, natural disasters, and actual or threatened public health emergencies, including disease outbreaks, on our operations, water quality, water availability, water sales and operating results and the adequacy of our emergency preparedness; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the Annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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Contact

Tom Smegal

(408) 367-8200 (analysts)

Shannon Dean

(408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited

(In thousands, except per share data)	December 31	December 31
	2021	2020
ASSETS
Utility plant:
Utility plant	$4,197,344	$3,890,423
Less accumulated depreciation and amortization	(1,350,482)	(1,239,865)
Net utility plant	2,846,862	2,650,558
Current assets:
Cash and cash equivalents	78,380	44,555
Receivables:
Customers, net	60,785	44,025
Regulatory balancing accounts	78,597	96,241
Other, net	18,452	20,331
Unbilled revenue, net	32,760	34,069
Materials and supplies at weighted average cost	9,511	8,831
Taxes, prepaid expenses, and other assets	21,973	17,964
Total current assets	300,458	266,016
Other assets:
Regulatory assets	285,692	325,376
Goodwill	36,814	31,842
Other assets	153,445	120,456
Total other assets	475,951	477,674
TOTAL ASSETS	$3,623,271	$3,394,248

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value; 68,000 shares authorized, 53,716 and 50,334 outstanding in 2021 and 2020, respectively	$537	$503
Additional paid-in capital	651,121	448,632
Retained earnings	525,936	472,209
Noncontrolling interests	5,386	-
Total equity	1,182,980	921,344
Long-term debt, net	1,055,794	781,100
Total capitalization	2,238,774	1,702,444
Current liabilities:
Current maturities of long-term debt, net	5,192	5,127
Short-term borrowings	35,000	370,000
Accounts payable	144,369	131,725
Regulatory balancing accounts	17,547	34,636
Accrued interest	6,542	6,178
Accrued other liabilities	47,926	41,040
Total current liabilities	256,576	588,706
Deferred income taxes	298,945	276,032
Pension	92,287	115,581
Regulatory liabilities and other	252,938	247,810
Advances for construction	198,086	195,625
Contributions in aid of construction	285,665	268,050
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$3,623,271	$3,394,248

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

For the Three Months ended:

	December 31,	December 31,
	2021	2020
Operating revenue	$173,326	$189,152
Operating expenses:
Operations:
Water production costs	62,786	66,267
Administrative and general	33,849	31,231
Other operations	23,074	26,241
Maintenance	8,474	7,102
Depreciation and amortization	27,199	24,772
Income tax (benefit) expense	(771)	946
Property and other taxes	8,262	7,559
Total operating expenses	162,873	164,118
Net operating income	10,453	25,034
Other income and expenses:
Non-regulated revenue	6,002	4,953
Non-regulated expenses	(4,786)	(2,489)
Other components of net periodic benefit credit (cost)	2,383	(1,218)
Allowance for equity funds used during construction	896	684
Income tax expense on other income and expenses	(210)	(431)
Net other income	4,285	1,499
Interest expense:
Interest expense	11,815	11,474
Allowance for borrowed funds used during construction	(513)	(438)
Net interest expense	11,302	11,036
Net income	3,436	15,497
Loss attributable to noncontrolling interests	(67)	-
Net income attributable to California Water Service Group	$3,503	$15,497
Earnings per share:
Basic	$0.07	$0.31
Diluted	$0.07	$0.31
Weighted average number of common shares outstanding:
Basic	53,157	49,990
Diluted	53,157	49,990
Dividends per share of common stock	$0.2300	$0.2125

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

For the Twelve Months ended:

	December 31,	December 31,
	2021	2020
Operating revenue	$790,909	$794,307
Operating expenses:
Operations:
Water production costs	277,474	276,729
Administrative and general	126,686	117,058
Other operations	86,392	95,859
Maintenance	29,592	28,026
Depreciation and amortization	108,715	98,505
Income taxes	2,805	11,435
Property and other taxes	32,475	30,029
Total operating expenses	664,139	657,641
Net operating income	126,770	136,666
Other income and expenses:
Non-regulated revenue	22,761	16,922
Non-regulated expenses	(17,140)	(14,300)
Other components of net periodic benefit credit (cost)	9,903	(4,988)
Allowance for equity funds used during construction	3,186	4,976
Income tax expense on other income and expenses	(1,287)	(583)
Net other income	17,423	2,027
Interest expense:
Interest Expense	44,980	45,047
Allowance for borrowed funds used during construction	(1,766)	(3,185)
Net interest expense	43,214	41,862
Net income	100,979	96,831
Net loss attributable to noncontrolling interests	(146)	-
Net income attributable to California Water Service Group	$101,125	$96,831
Earnings per share:
Basic	$1.96	$1.97
Diluted	$1.96	$1.97
Weighted average number of common shares outstanding:
Basic	51,633	49,274
Diluted	51,633	49,274
Dividends per share of common stock	$0.9200	$0.8500